Exhibit 10.2

CONFIDENTIAL TREATMENT REQUESTED
Redacted portions are indicated by [****]

Redacted portions filed separately with the SEC pursuant
to the confidential treatment request

CONFIDENTIAL

Term Sheet: [****] Co-development and Licensing Agreement

April 2010

The purpose of this term sheet (“Term Sheet”) is to set forth the terms for an exclusive worldwide co- development and licensing agreement between IntelGenx Technologies Corp., a US corporation, or any subsidiaries thereof (“IGXT”) and RedHill Biopharma Ltd. (“RedHill”), an Israeli corporation or its designee (collectively the “Parties”). This Term Sheet is legally binding on the Parties and is subject only to satisfactory customary due diligence by RedHill, verifying inter alia that no drastic changes emerge vis a vis the currently estimated budgetary requirements, and regulatory, technical, IP and market risks, and the Parties entering into definite documentation (the “Agreement”) elaborating on the terms of this Term Sheet, and other customary terms including, without limitation, representations and warranties, liability and indemnity, and including a side letter to be executed by the original inventors/licensors (if other than IGXT).

Limited Term

This Term Sheet will expire and become null if not executed by both parties on or before Monday, April 19, 2010, 5pm EST.

To the extent possible, execution of the Agreement (“Closing”) is anticipated to take place on or before Monday, July 18, 2010

Product

[****] – [****] formulation based on IGXT’s proprietary and patented VersaFilm oral drug delivery technology in all indications whatsoever (for both human and animals) and in all doses and formulations whatsoever.

Field

All indications whatsoever (including, but not limited to [****]) with right to sub-license (and further sub-license) in all indications and formulations whatsoever, and the right to commercialize the Product in all countries of the world.

Territory	Worldwide
Collaboration Project

The Parties wish to develop the Product for use in the Field and commercialization in the Territory (the “Project”). The Project shall be comprised of all activities relating to the development and commercialization of the Product in the Territory.

Responsibilities and Decision-making	The Parties shall jointly take all key decisions regarding the development and commercialization of the Product subject to the following:

 IGXT:

  Primary responsibility for the development of the Product and the final vote on development, regulatory and manufacturing decisions
  Funding the costs of the Project according to the "Internal Costs” in the budget specified in Annex A.

 RedHill:

  Primary responsibility for the licensing and partnering of the Product and the final vote on partnering/licensing/commercialization decisions.
  Funding the external development costs of the Project up to a maximum of [****] according to the “External Costs” in the budget specified in Annex A and according to payment procedures to be specified in the Agreement and according to the development plan specified in Annex B, reflecting actual progress in the various stages of the development of the program (Note: all numbers and other details specified in Annex A and Annex B are subject to a final development budget and plan to be agreed and specified in detail in the Agreement following the due diligence by RedHill).

Payments

             RedHill Shall make the following one-time milestone payments to IGXT (Note: all payments are due only once for the Product):

  Within 7 days of Closing: [****]

  Within 30 days of Closing: [****]

  Within 60 days of Closing: [****]

  Within 30 days of successful completion of scale up, process development, and production of pivotal batches (“Development Milestone I”): [****]

  Within 30 days of filing and acceptance of the NDA by the US FDA (“Development Milestone II”): [****]

  Within 30 days of the Product marketing approval (approval of the NDA of the Product) by the US FDA (“Development Milestone III”): [****]

  R&D tax credits and all other tax or other credits that relate directly to development or R & D activities of the Product in Canada or anywhere else, actually received by IGXT, as a direct or indirect result of funds provided or otherwise invested by RedHill, are expressly covered by the definition of Rights in the Project and such tax credit amounts shall be deducted from RedHill’s Development Milestone payments to IGXT, or otherwise transferred back to RedHill within 30 days of actual receipt of the tax credit by IGXT. Any and all third party (government and/or other) financing for the Project shall be proportionally deducted from the Parties’ respective contribution toward the internal (IGXT) and external (RedHill) costs of the Project. For the purpose of clarity, tax credits as they pertain to this Term Sheet do not include corporate taxes or other similar taxes. For the avoidance of any doubt, any and all discounts or other price reductions for the Project resulting from tax credits available to third party service providers as part of the external development costs of the Project, shall be fully reflected as such in reducing RedHill’s commitment to pay such external development costs.

Rights in the Product and Resulting Proceeds

  In territories where the Product is marketed by a third party marketing partner: RedHill will receive [****] and IGXT will receive [****] of all proceeds (“Proceeds”) including, but not limited to, all sales milestones, income and all monetary and non monetary value whatsoever resulting anywhere in the world directly and/or indirectly from the Product and the Project in all countries of the world. Notwithstanding the foregoing, [****] of Proceeds, RedHill shall receive [****] and IGXT shall receive [****] (“Initial Proceeds Split”). For the avoidance of any doubt, the Initial Proceeds Split will only apply once for the Product, and not per territory or per third party partner. Therefore, following the Initial Proceeds Split, RedHill will receive [****] and IGXT will receive [****] of any and all Proceeds exceeding [****]. A mechanism of reimbursement for qualifying and itemized costs incurred by any of the Parties in relation to the partnering of the product shall be specified in the Agreement.

  In territories where RedHill sells the Product on its own: RedHill will receive [****] and IGXT will receive [****] of net sales (to be defined) actually received by RedHill.

IP Ownership

  All Product-related IP developed prior to the Closing: IGXT, with a license to be granted to RedHill per the terms of the Agreement (detailed terms of the license to be specified in the Agreement). For all Product related IP solely developed by IGXT after Closing, IGXT retains ownership and will grant to RedHill an exclusive, worldwide license to such IP for the commercial exploitation of the Product. Any Product related IP jointly developed by the parties will be owned jointly by the parties. Each party shall have the right to use such jointly developed IP for products other than the Product provided that such other products do not compete with the Product or other products of the other party; and provided that neither party shall grant an exclusive license (i.e. exclusivity to the rights of the licensing party) to or otherwise dispose of joint IP without the prior written consent of the other party; other than an assignment or transfer in connection with a merger of such party or sale of all or substantially all of its assets or shares.

Steering Committee

  Within thirty (30) days of the Closing, the Parties shall establish a joint (50/50) Steering Committee (“SC”) comprising not less than four (4) members, with at least two (2) being appointed and replaced by IGXT, of which one shall be the IGXT Project Leader, and at least two (2) being appointed and replaced by RedHill, of which one shall be the RedHill Project Leader. All such representatives shall be individuals of suitable authority and seniority with significant and relevant experience and expertise. Any appointment or replacement shall be notified to the other Party in writing. The SC shall oversee the overall execution of the objectives of the Project. In particular, the SC shall (i) monitor the progress of the R&D Program against the timeframe and estimated budgets and any amendments agreed between the Parties, (ii) report on delays in the conduct of the R&D Program which would materially affect IGXT’s ability to successfully complete the R&D Program within the timeframe or estimated budgets and (iii) determine whether corrective action is required.

  The Project Leaders shall facilitate the flow of information and otherwise promote communications and collaboration within and among the Parties, the SC, and any other sub-committees or teams that the SC may appoint or constitute. The SC shall meet at least monthly on the phone or in person. Meetings shall be chaired alternatively by the IntelGenx Project Leader and the RedHill Project Leader. Each Party shall be responsible for its own meeting- related costs. The Project Leader conducting the meeting also will be responsible for taking and distributing the minutes. At and between meetings of the SC, each Party shall keep the other fully and regularly informed as to its progress with its respective tasks and obligations under the Agreement. The Parties shall undertake their respective obligations under the Agreement on a collaborative basis. In case the SC cannot reach an agreement on a professional matter related to the development of the Product, the matter shall be submitted to a third party expert for an additional expert opinion. In the event that the parties cannot agree upon a third party within 21 days of the dispute arising, the matter shall be submitted to arbitration.

R&D, Manufacturing and other Data

  Within 7 (seven) days of the Closing and regularly thereafter, IGXT shall provide RedHill, at no cost to RedHill, with all the information and it has about the Product including, but not limited to, all Patents, know-how, R&D data, past trials data, communications with regulatory authorities in the US, Europe and elsewhere, manufacturing, supply, external service and other contracts and any and all other information whatsoever that is relevant for the development, marketing approval, marketing and other commercialization of the Product.

Exclusivity and Due Diligence

  IGXT understands and acknowledges that RedHill will invest significant capital, management time and other resources during the expedited due diligence period. Accordingly, for a period of 90 days starting on the date of this Term Sheet (the “Due Diligence Exclusivity Period”), IGXT shall fully and swiftly cooperate with RedHill and provide RedHill with all requested technical, legal, audit and other information that is reasonably and customarily necessary for conducting and completing such due diligence process. During the Due Diligence Exclusivity Period IGXT shall not initiate, engage, or continue any discussions with any party other than RedHill with regard to a transaction covering or otherwise involving the Product in any way. Upon signing this Term Sheet IGXT shall immediately discontinue any and all third party discussions regarding or affecting the Product in any way and shall immediately inform all relevant parties that it has formally entered a binding agreement and exclusivity period. IGXT shall completely refrain from supplying any information to any third party enquiries concerning the Product during the Expedited Due Diligence Exclusivity Period. Furthermore, in the event that IGXT’s corporate approval is not obtained by the end of the Due Diligence Exclusivity Period, or IGXT otherwise declines or is unable to complete the transaction for whatever reason, IGXT shall pay RedHill, within 30 (Thirty) days, an amount equal to US $50,000 to compensate RedHill for its due diligence costs and expenses, and other costs incurred by it, including alternative costs (“Breakup Fee”). Should RedHill decline to complete the transaction for reasons other than unsatisfactory due diligence results, RedHill shall pay IGXT, within 30 (Thirty) days, a Breakup Fee equal to US $50,000 to compensate IGXT for hosting the due diligence and other costs incurred by it, including alternative costs.

Confidentiality

  Subject to compulsory regulatory and legal requirements or (in the absence of such requirements) a written approval from the other party, neither party shall make any public release or other public disclosure to third parties (other than the Parties’ professional advisors) concerning this Term Sheet, the Agreement contemplated hereby or the status of the discussions between or among IGXT and RedHill without first allowing the other party to review and comment on the wording of the relevant announcement such review and comment not to be unreasonably withheld. Subject to confidentiality, RedHill is expressly permitted to generally describe the Product to its investors provided it is done with the aim of securing the financing needed to continue the development of the Product.

Diligence Obligation

  IGXT will make a good faith, continuous and diligent effort to allocate all appropriate resources to prepare, initiate and complete the clinical development of the Product and file an application for regulatory marketing approval in accordance with industry standards, and within the agreed budget and timeframe (the “Diligence Obligation”). Any expenses exceeding the agreed development budget must be authorized by the Steering Committee. IntelGenx will be responsible for all internal expenses that exceed the agreed budget by up to 10% and RedHill will be responsible for all external expenses that exceed the agreed budget (Annex A) by up to 10%. If the internal and/or external budgets exceed the planned budget specified in Annex A by more than 10%, the Parties will discuss in good faith the necessary next steps to advance the Project under these new circumstances. In the event that the Parties cannot agree on the necessary next steps, within 21 days of the dispute arising, the matter shall be submitted to arbitration.

Governing Law	This Term Sheet is exclusively governed by English law and the courts of London, England.

Acknowledged and agreed:

For IntelGenx Technologies Corp.	For RedHill Biopharma Ltd.
By: /s/Horst G. Zerbe	By: /s/ Ori Shilo
Name: Horst G. Zerbe	Name: Ori Shilo
Title: President and CEO	Title: VP Finance and Operation
Date: April 19, 2010	Date: April 18, 2010

  ANNEX A

  [****]

  A-1

  Annex B

  [****]

  B-1